Exhibit (f)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-267555) on Form N-2 of our report dated November 29, 2024, with respect to the financial statements and financial highlights of abrdn World Healthcare Fund, and to the references to our firm under the heading “Additional Information”.

/s/ KPMG LLP

Columbus, Ohio

December 9, 2024